Exhibit 5.1

The Doney Law Firm Securities & Corporate Law	Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

January 9, 2026

Cemtrex, Inc.

135 Fell Court

Hauppauge, NY 11788

Re: Registered Direct Offering of Common Stock and Pre-Funded Warrants

Ladies and Gentlemen:

We have acted as counsel to Cemtrex, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company pursuant to the Securities Purchase Agreement, dated January 9, 2026 (the “Purchase Agreement”), between the Company and Avondale Capital, LLC (the “Purchaser”), of (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and/or (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants” and, together with the Common Stock, the “Securities”), in an aggregate amount of up to $4,000,000 (the “Offering”).

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-283995) (the “Registration Statement”), including the base prospectus dated February 3, 2025, as supplemented by the prospectus supplement dated January 9, 2026 (the “Prospectus Supplement” and, together with the base prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Purchase Agreement, the form of Pre-Funded Warrant, the Company’s Certificate of Incorporation and Bylaws (each as amended to date), resolutions of the Company’s Board of Directors, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:

1.	The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

2.	The Securities have been duly authorized by the Company and, when issued and delivered against payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid, and non-assessable.

3.	The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares”), when issued and delivered upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and applicable federal securities laws of the United States. We express no opinion as to the laws of any other jurisdiction.

This opinion is rendered solely for your benefit in connection with the Offering and may not be relied upon by any other person or for any other purpose without our prior written consent. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on January 9, 2026, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

The Doney Law Firm

Scott Doney, Esq.